EXHIBIT 99.1

FOR IMMEDIATE RELEASE

AMERICAN TECHNOLOGY REPORTS

RECORD THIRD QUARTER REVENUES

(SAN DIEGO, CA., August 4, 2004) - American Technology Corporation (ATC) (Nasdaq: ATCO), an innovator of proprietary sound reproduction technologies, posted record revenues for the third quarter of fiscal 2004, ended June 30, 2004. Revenue for the quarter was $2.107 million compared to $0.314 million in the third quarter of fiscal 2003, an increase of 572%. The company's Government/Force Protection Group and Business Group generated revenues of $1.837 million and $0.270 million, respectively, in the third quarter. Third quarter 2004 revenues increased 41% over the most recent second quarter.

The company reported a gross profit of $1.101 million in the third quarter compared to $0.128 million for the same quarter in fiscal 2003. The company also reported a net loss of $1.390 million for the quarter, a 42% reduction from the net loss of $2.383 million for the same period in fiscal 2003. Net loss attributable to common stockholders after deducting non-cash dividends on preferred stock was $(0.09) per share compared to $(0.19) per share for the same quarter last year.

NINE MONTH RESULTS
For the nine months ended June 30, 2004, total revenue was $4.375 million compared to $0.975 million for the same period last year, a 349% increase. The company reported a gross profit of $2.015 million compared to $0.116 million for the same nine months in fiscal 2003. The company had a net loss of $3.692 million during the nine months, a 38% reduction from the net loss of $5.969 million for the same period in fiscal 2003. Net loss attributable to common stockholders after deducting non-cash dividends on preferred stock was $(0.24) per share for the first nine months of fiscal 2004 compared to $(0.51) per share for the same period last year.

MANAGEMENT COMMENTARY
"Three consecutive quarters of record revenues with expected continued revenue growth this quarter evidence the initial market traction of our industry-changing sound reproduction technologies," said Elwood G. Norris, chairman of American Technology Corporation. "While our Government/Force Protection Systems Group continues to lead the way, we are gaining momentum in our Business Group following its realignment in the June 30 quarter. We are pleased to report we have received the first HSS® Gen III units from our manufacturing partner, Pemstar. These superior devices deliver higher sound pressure level (SPL) with lower distortion in a slim, sleek profile."

"With HSS Gen III scheduled for full production this quarter, we are well positioned to further address the focused audio requirements of major customers in the rapidly developing digital signage industry," said Kalani Jones, president and COO of ATC. "While HSS has significant promise for several industries including, home theater, automotive and flat panel televisions/monitors, we are primarily focused on the digital signage industry for the following reasons:

  Digital signage is expected to be a multi-billion dollar market within the next five years.
  Digital signage is a relatively new market being driven by increasing availability of flat panel displays and next-generation data networking equipment.
  Most current and expected digital signage applications require focused sound to minimize noise pollution and the effect of multiple audio messages in host installations.
  Major advertisers are turning to digital signage to counter an increasingly fragmented broadcast, cable, and satellite viewing audience.

"With $10 million to $100 million in total expenditures typically being spent for the larger digital signage programs, the need for HSS to give these systems a voice is readily apparent," added Jones. "While the structure of the larger digital signage programs in which we are engaged are complex, involve several companies, and require in-depth trials through multiple test installations, the successful completion of any one of these programs can be worth $1 - $14 million dollars each in revenue to ATC over the next six to twenty-four months."

Jones continued, "We are pleased to report Carl Gruenler and the Government/Force Protection Systems Group just completed a successful GOVSEC 2004 (The Government and Security Expo and Conference), and held favorable product demonstrations for key Department of Defense and Homeland Security executives in Washington, D.C. last week. GOVSEC 2004, as well as a two-page inside cover advertisement in the inaugural annual publication of 'The Year in Homeland Security' currently being sent to over 150,000 federal, state and local government and law enforcement officials, represent an introduction of ATC to a much wider audience. These initiatives plus numerous others, are part of our plan to establish ATC as the new leader in innovative sound reproduction solutions for force protection, emergency notification and safety systems throughout government and industry.

"ATC is supporting technology demonstration projects with the Department of Homeland Security for border protection, law enforcement for crowd and riot control, the commercial maritime industry for waterside protection, and major infrastructure force protection projects in various parts of the world. Additionally, with the recent issuance of 'urgent needs statements' by multiple services, LRAD™ is positioned as a key force protection tool to compete for end-of-fiscal-year government funding and 'program of record' contracts."

Jones concluded, "We will be giving further revenue guidance, and expect to announce a new leader of our Business Group, later this quarter."

HIGHLIGHTS AND ANNOUNCEMENTS FOR THE THIRD FISCAL QUARTER

  Awarded contract to deliver LRAD devices to a U.S. Army Stryker unit for use in missions in and around Mosul, Iraq.
  Awarded contract to deliver LRAD devices to the U.S. Navy 5th Fleet for use in and around the Basra, Iraq fueling terminal.
  Completed and delivered LRAD remotely operated pan/tilt units with integrated camera to Naval Surface Warfare Center Crane for the warship integrated force protection system.
  Awarded contract to develop and deliver the next generation aircraft carrier flight deck speaker system for the U.S. Navy.
  Completed key NeoPlanar® projects on the shipyard waterfront for the Supervisor of Shipbuilding, Bath, Maine, and inside the new construction aircraft hangar at Naval Air Station Brunswick, Maine for the Naval Facilities Command.
  Launched a Government Group new products development initiative to explore new technology and product opportunities.
  Showcased HSS at Wired Nextfest.2004.
  Held successful showing of HSS at InfoComm 2004 (the largest professional audio/visual trade show in the U.S.).
  Announced manufacturing partner, PEMSTAR Inc.
  Continued press and media coverage of HSS and LRAD products and applications
  Announced the hiring of Michael A. Russell as chief financial officer.

About American Technology Corporation
 American Technology Corporation is Shaping the Future of Sound® by developing, manufacturing and globally distributing its proprietary sound reproduction technologies and products which include: the award-winning HSS® (HyperSonic® Sound); LRAD™ (Long Range Acoustic Device); NeoPlanar®; PureBass® Sub-Woofer; and Stratified Field® (SFT®). The Company is establishing a strong portfolio of patents, trademarks, and intellectual property including over 140 U.S. and foreign patents and patent filings to date. For more information on the company and its technologies and products please visit our web site at www.atcsd.com.

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: Except for historical information contained herein, the matters discussed are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act. You should not place undue reliance on these statements. We base these statements on particular assumptions that we have made in light of our industry experience, the stage of product and market development as well as our perception of historical trends, current market conditions, current economic data, expected future developments and other factors that we believe are appropriate under the circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those suggested in the forward-looking statements, including but not limited to changes in the sound reproduction industry, our ability to develop future products, technology shifts, potential technical or manufacturing difficulties that could delay products, competition, pricing pressures, the uncertainty of market acceptance of new products and services by customers, warranty or other claims, the outcome of pending or future litigation, general economic factors and other risks identified and discussed in the Company's filings with the Securities and Exchange Commission. These forward-looking statements are based on information and management's expectations as of the date hereof. Future results may differ materially from the Company's current expectations. American Technology Corporation disclaims any intent or obligation to update those forward-looking statements, except as otherwise specifically stated.

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FOR FURTHER INFORMATION CONTACT:

Investor relations:	Media inquiries:
Robert Putnam	Don Mathias
(858) 679-3168	(949) 855-4520
robert@atcsd.com	dwmath@aol.com

AMERICAN TECHNOLOGY CORPORATION
Condensed Balance Sheets
(in thousands)

	June 30, 2004	September 30, 2003
	(unaudited)	(a)
ASSETS
Current Assets:
Cash	$5,486	$9,850
Accounts receivable	1,387	184
Inventories	898	409
Prepaid expenses and other	255	34
Total current assets	8,026	10,477
Equipment, net	407	200
Patents, net	1,249	1,067
Total assets	$9,682	$11,744

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
Accounts payable	$1,034	$604
Accrued liabilities	1,231	1,379
Capital lease short-term portion	11	10
Total current liabilities	2,276	1,993
Long-Term Liabilities	15	23
Stockholders' equity	7,391	9,728
Total liabilities and stockholders' equity	$9,682	$11,744

(a) Derived from audited financial statements as of September 30, 2003.

AMERICAN TECHNOLOGY CORPORATION
Condensed Statements of Operations
(in thousands except per share amounts)
(unaudited)
	For the three months ended		For the nine months ended
	June 30,		June 30,
	2004	2003	2004	2003
Revenues:
Product sales	$2,089	$275	$4,201	$808
Contract and license	18	39	174	167
Total revenues	2,107	314	4,375	975
Cost of revenues	1,006	186	2,360	859
Gross profit	1,101	128	2,015	116

Operating expenses:
Selling, general and administrative	1,614	1,728	3,766	3,394
Research and development	890	714	1,984	2,023
Total operating expenses	2,504	2,442	5,750	5,417
Loss from operations	(1,403)	(2,314)	(3,735)	(5,301)
Other income (expense):	13	(69)	43	(668)

Net loss	(1,390)	(2,383)	(3,692)	(5,969)
Dividend requirements on convertible preferred stock	387	628	1,088	1,594
Net loss available to common stockholders	$(1,777)	$(3,011)	$(4,780)	$(7,563)
Net loss per share of common stock - basic and diluted	$(0.09)	$(0.19)	$(0.24)	$(0.51)
Average weighted number of common shares outstanding	19,720	15,447	19,534	14,903